EXHIBIT 15

To the Board of Directors and Shareholders of
The Allstate Corporation:

        We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed consolidated financial statements of The Allstate Corporation and subsidiaries for the three-month periods ended March 31, 2003 and 2002, as indicated in our report dated May 8, 2003, which report includes an explanatory paragraph relating to the restatement described in Note 1; because we did not perform an audit, we expressed no opinion on such financial statements.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, is incorporated by reference in the following Registration Statements:

Forms S-3 Registration Nos.	Forms S-8 Registration Nos.
333-34583	33-77928
333-39640	33-93760
33-93762 33-99132 33-99136 33-99138 333-04919 333-16129 333-23309 333-30776 333-40283 333-40285 333-40289 333-49022 333-60916 333-73202 333-100405 333-100406

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois May 8, 2003

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